Exhibit B-1


                                                              May 9, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re: E.ON AG, File No. 70-10282, Application on Form U-1

Dear Sir or Madam:

     E.ON AG ("E.ON"), E.ON US Holding GmbH, E.ON US Investments Corp., LG&E Energy LLC, Louisville Gas and Electric Company, Kentucky Utilities Company, and certain other E.ON direct and indirect subsidiaries identified in the Application (collectively, the "Applicants") have applied to the Securities and Exchange Commission ("Commission") in the above-referenced filing (the "Application") for an order authorizing the financing program of the Applicants through May 31, 2008, under the Public Utility Holding Company Act of 1935, as amended (the "Act").

     As General Counsel, Legal Affairs, for E.ON and its subsidiary companies, I deliver this opinion to you for filing as Exhibit B-1 to the Application. Any terms used in this opinion have the same meanings assigned to them in the Application.

     I am authorized to practice law in the Federal Republic of Germany, E.ON's place of incorporation. I am not a member of the bar of any other country, or any of the United States, states in which certain of E.ON's subsidiaries are incorporated and doing business, and I do not hold myself out as an expert in the laws of such states. For purposes of this opinion, to the extent necessary, I have relied on advice from counsel employed or retained by E.ON, including the firm LeBoeuf, Lamb, Greene & MacRae L.L.P., with respect to matters under the Act.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon statements contained in the Application.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:


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     a)   The Commission shall have duly entered an appropriate order or orders with respect to the transactions proposed in the Application, granting and permitting the Application to become effective under the Act and the rules and regulations thereunder, and such transactions are consummated in accordance with the Application and the Commission's orders;

     b) the transactions proposed in the Application shall have been duly authorized and approved, to the extent necessary, by any regulatory agency or court with jurisdiction over the proposed transactions, and by the boards of directors or other governing bodies of the Applicants, as applicable;

     c) the Applicants shall have obtained all consents, waivers and releases, if any, required for the transactions described in the Application under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits;

     d) all appropriate corporate actions will have been taken by both the issuer and acquirer of the securities contemplated by the Application and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid;

     e) the Applicants will at the time of the proposed transactions be validly incorporated corporation or a validly formed business entity in the jurisdiction in which it is domiciled; and

     f) no act or event shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, in the event the proposed transactions are consummated in accordance with the
Application:

     a) all state laws applicable to the proposed transactions will have been complied with;

     b) (i) the issuer of any securities being issued, sold, acquired, guaranteed or modified, as provided in the Application, will be validly organized and duly existing, (ii) such securities will, in the case of stock, be validly issued, fully paid and nonassessable, or, if not immediately fully paid and nonassessable, the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges, and (iii) such securities will, in the case of debt securities, be valid and binding obligations of the issuer or guarantor in accordance with their terms;

     c) the Applicants will legally acquire any securities or assets being acquired, as provided in the Application; and


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     d)   the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.

     This opinion is intended solely for the use of the Commission in connection with its review of the Application, and it may not be relied upon by any other person or used for any other purpose. I hereby consent to the filing of this opinion as an exhibit to the Application.

                                        Very truly yours,


                                        /s/ Karl-Heinz Feldmann
                                        -------------------------
                                        Karl-Heinz Feldmann
                                        General Counsel, Senior Vice President,
                                        Legal Affairs